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Exhibit 99(a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF

COMMON STOCK

OF

Nevada Chemicals, Inc.

BY

Calypso Acquisition Corp.

an Affiliate of

OCM Principal Opportunities Fund IV, L.P.

at

$13.37 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, OCTOBER 17, 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase, dated September 19, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer"), relating to the Offer by Calypso Acquisition Corp., a Utah corporation ("Offeror") and a wholly owned indirect subsidiary of OCM Principal Opportunities Fund IV, L.P., a Cayman Islands exempted limited partnership ("OCM"), to purchase for cash all the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares") of Nevada Chemicals, Inc., a Utah corporation ("Nevada Chemicals"), for $13.37 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to shareholders of Nevada Chemicals from the President and Chief Executive Officer of Nevada Chemicals, accompanied by Nevada Chemicals' Solicitation/Recommendation Statement on Schedule 14D-9.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

        Your attention is directed to the following:

  1.
  The Offer Price is $13.37 per Share.

  2.
  The Offer is made for all issued and outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2008, by and among Cyanco Holding Corp. ("Parent"), Offeror and Nevada Chemicals (as it may be amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the

    Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Utah Revised Business Corporation Act ("URBCA"), Offeror will be merged with and into Nevada Chemicals (the "Merger"). Following the effective time of the Merger, Nevada Chemicals will continue as the surviving corporation and become a wholly owned subsidiary of OCM, and the separate corporate existence of Offeror will cease.

  4.
  The Board of Directors of Nevada Chemicals, at a meeting duly called and held, unanimously (i) determined that each of the Transaction Agreements and each of the Transactions (including the Offer and the Merger) are in the best interests of the stockholders of Nevada Chemicals; (ii) approved and took all other corporate action required to be taken by the Board of Directors for the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of Nevada Chemicals accept the Offer, tender their Shares to the Offeror pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Friday, October 17, 2008, unless the Offer is extended.

  6.
  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

  7.
  The Offer is conditioned upon at least a majority of the total number of Shares, determined on a fully diluted basis, having been validly tendered and not withdrawn prior to the expiration of the Offer. As of September 18, 2008, the required minimum number would have been 3,544,087 Shares. The Offer is conditioned upon, among other things, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any other waiting period applicable to the Offer or the Merger, shall have expired or terminated. The Offer also is subject to the satisfaction or waiver of the other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. OCM, Parent and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If OCM, Parent and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Parent and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the Nevada Chemicals stockholders in that state.

        If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

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INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF
COMMON STOCK
OF
Nevada Chemicals, Inc.
BY
Calypso Acquisition Corp.
an Affiliate of
OCM Principal Opportunities Fund IV, L.P.
at
$13.37 NET PER SHARE

        The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated September 19, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal, pursuant to an offer by Calypso Acquisition Corp., a Utah corporation ("Offeror") and an affiliate of OCM Principal Opportunities Fund IV, L.P., a Delaware limited partnership ("OCM"), to purchase for cash all the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares") of Nevada Chemicals, Inc., a Utah corporation ("Nevada Chemicals"), for $13.37 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, copies of which are attached to this Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer"). This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered*

Shares
Account Number:
Tax Identification or Social Security Number(s):
Signature(s):
Please Print Name:
Address:
Area Code and Telephone:
Dated:		, 2008

*
Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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  Exhibit 99(a)(1)(E)